Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2014, relating to the consolidated financial statements and consolidated financial statement schedule of AmSurg Corp., and the effectiveness of AmSurg Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee

June 23, 2014